Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Investors: Janine Warell, (773) 864-6897 Media: Matt Messinger, (773) 864-6850
FOR IMMEDIATE RELEASE
BALLY TOTAL FITNESS ANNOUNCES CLOSING OF CRUNCH FITNESS SALE
Completion of Transaction Allows for Stronger Focus On Primary Business
CHICAGO, January 20, 2006— Bally Total Fitness (NYSE: BFT), the nation’s leader in health and fitness, announced today that it has completed the sale of its Crunch Fitness division for $45 million in cash to an investor group formed by Angelo, Gordon & Co., an alternative asset investment management firm. Crunch will be led by Marc Tascher, a leading entrepreneur and club industry veteran.
“Both sides have worked diligently to satisfy the closing conditions and we are pleased that we were able to bring this deal to a successful completion,” said Paul Toback, Chairman and chief executive officer of Bally. “As we have said previously, completing this transaction enables us to better focus our resources toward building the Bally brand and reducing debt.”
“We believe Crunch is uniquely positioned for growth in its core urban markets as well as in new markets given its tremendous brand name recognition and loyal membership base,” said Brent Leffel, a Director in the private equity group of Angelo Gordon. “We have earmarked a significant amount of capital to upgrade existing clubs and expand our footprint.”
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R),, Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
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